Exhibit 99.1
Fentura Financial, Inc.
P.O. Box 725
Fenton, MI 48430-0725

Contact:	Donald L. Grill
President & CEO
Fentura Financial, Inc.
(810) 714-3985

March 31, 2008
For Immediate Release
FENTURA FINANCIAL, INC. SUSPENDS PAYMENT OF QUARTERLY DIVIDEND
At the Fentura Financial, Inc. Board of Directors meeting held March 27, 2008, the board took action to suspend the payment of a 1st quarter, 2008 dividend.
According to CEO Donald L. Grill, “Suspending the dividend was one of the most difficult decisions the board has ever had to make. The decision was based solely upon the belief that it is in the company’s best interest to preserve capital given our operating performance, the declining trend in real estate and collateral values, and our continued concerns about the overall Michigan and U.S. economy. The difficulties we are experiencing are extremely challenging. The sudden collapse of the housing industry coupled with the overall decline in the economy (preceded in Michigan by the auto industry recession) has had a devastating impact on many of our borrowers. In addition to seriously damaging their ability to pay, we are seeing a dramatic decline in collateral values and continued deterioration of the loan portfolio”.
Fentura is a bank holding company headquartered in Fenton, Michigan. Subsidiary banks include The State Bank headquartered in Fenton with offices serving Fenton, Linden, Holly, Grand Blanc and Brighton; Davison State Bank headquartered in Davison, Michigan with offices serving the Davison area; and West Michigan Community Bank headquartered in Hudsonville, Michigan with offices serving Hudsonville, Holland, and Jenison. Fentura Financial, Inc. shares are traded over the counter under the FETM trading symbol.
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